FOR IMMEDIATE RELEASE

May 4, 1998

                  HS RESOURCES ANNOUNCES FIRST QUARTER RESULTS

San Francisco, California - HS Resources, Inc. (NYSE:HSE) today announced its operating and financial results for the quarter ended March 31, 1999. During the quarter, the Company earned $106,241, or $0.01 per share, and reported operating cash flow of $18.4 million, or $1.00 per share. That compares to earnings of $4.1 million, or $0.22 per share, and operating cash flow of $25.2 million, or $1.35 per share, for the comparable prior year period. The results for the quarter reflect sharply lower oil and gas prices, partially offset by improved operating fundamentals.

During the quarter, the Company produced 17.53 billion cubic feet of gas equivalent (Bcfe), or 2.92 million barrels of oil equivalent (MMBoe). Approximately 80% of the production was natural gas (13.97 billion cubic feet) and 20% was oil (594,000 barrels). On September 1, 1998, the Company sold certain Mid-Continent properties that produced 3.40 Bcfe during the first quarter of 1998. Excluding production from the sold Mid-Continent properties, production for the first quarter of 1999 increased by 17% over the prior comparable period. In aggregate, first quarter 1999 production amounted to 95% of the 18.37 Bcfe produced during the prior year period, including Mid-Continent production.

Quarterly production revenues, including the effects of product price hedging, decreased 20% from the comparable prior year period, to $36.1 million from $45.4 million, as the combination of modestly lower production (reflecting the Mid-Continent sale) was compounded by commodity prices which were dramatically lower, despite the Company's successful hedging activity. The quarterly average gas price realized by the Company, including hedging benefits, was $2.04 per thousand cubic feet (Mcf), a 14% decline from $2.37 realized in the first quarter of 1998. Realized oil prices suffered a more precipitous 25% decline, to $12.80 from $16.96 per barrel (Bbl). Hedging activities improved realized prices by $0.38 per Mcf and $1.37 per Bbl in 1999, and improved realized prices by $0.23 per Mcf and $2.19 per Bbl in 1998.

Aggregate lease operating expenses decreased by 6% from $7.1 million to $6.7 million, and per-unit lease operating expenses declined 2% to $0.38 from $0.39 per Mcfe ($2.29 and $2.33 per Boe, respectively). Overhead expense was reduced by 23% in aggregate, while per-unit overhead declined by 20%, from $0.10 to $0.08 per Mcfe ($0.60 to $0.48 per Boe) for the comparative quarters. Aggregate interest expense declined 3%, while per-unit interest expense was essentially flat.

HS Resources also announced certain results from its oil and gas operations:

D-J Basin quarterly production increased 12% in 1999 compared to 1998 due to the Company's ongoing exploitation and development program on the Company's extensive producing property base, including those properties acquired from Amoco in December 1997. During the first quarter, the Company conducted 94 Codell refracs, drilled and completed three new J-Sand wells, and deepened five existing wells to the J-Sand. The Company also deepened twelve wells to the Dakota formation, two of which are in production with average initial production rates of 200-400 Mcf per day, while the remaining wells are being tested or awaiting fracture stimulation.

In the Gulf Coast region, HS drilled six wells (2.5 net), of which four (2.0 net) were successful, resulting in a success rate of 67% (80% net). Successful wells were drilled in the North Gillis, Lox B, Big Creek and Edgerly project areas. Dry holes were drilled in Devillier and Iowa/Woodlawn. The JA Richard et ux #1 was completed in North Gillis, in which the Company has a 37.5% working interest (WI), with preliminary gross reserves estimated to be 7.2 Bcfe, and bringing the Company's North Gillis success rate to nine of eleven. At Lox B (50% WI), the M Half Circle #1 tested at 8.6 MMcf and 530 Bbl per day. Completed in the Oligocene formation, the well was placed on line on April 21. At Big Creek (100% WI), the Nesvadba #1, the first well in the program, tested dry in the Yegua, and is being completed in the Vicksburg. Certain previously completed wells were brought on line subsequent to the end of the quarter, including the Louis H. Adams #1 in the Indian Village project area, which went on line the first week in April and is producing almost 10 MMcfe per day. Four additional wells are awaiting pipeline hookup. Interpretation of 3-D seismic is continuing on 18 project areas, and seismic recording has begun on the Starks project 3-D program. The Company anticipates that its active Gulf Coast drilling program will continue during the second quarter and through the remainder of 1999.

Chairman and Chief Executive Officer Nicholas J. Sutton stated, "Our results for the first quarter of 1999 reflect the continuing benefits of our core program, despite the difficult product price environment. Through our drilling and development activities in the D-J Basin and the Gulf Coast we have replaced almost all of the production attributable to the Mid-Continent properties which we sold in September. Furthermore, we continue to improve our operating efficiencies, both on an absolute and per-Mcfe basis. As the current results indicate, with combined lease operating and overhead costs of $0.46 per Mcfe ($2.77 per Boe) we generate strong cash margins at even very low price levels."

HS Resources President P. Michael Highum commented, "Our first quarter results are very satisfying to the Company. Our D-J District is on target, completing approximately 115 of the approximately 250 activities planned for the year. These activities, which range from recompletions and reworks to well deepenings and new well drillings, are drawn from our inventory of several thousand specifically identified opportunities. In the Gulf Coast, our activities continue to demonstrate the validity of our efforts in that region, adding reserves, production and cash flow. We believe that we will see significant production increases from our Gulf Coast properties as the year progresses."

Chief Financial Officer James E. Duffy added, "Our hedging position provided meaningful price protection during the first quarter. Overall, with our increased pro-forma production and reduced per-unit costs, our financial measures are strong and our debt coverage numbers remain solid.

The combination of production growth in our core areas, price support from our hedging activities and the $150 million of debt repayment as a result of the September Mid-Continent sale contributed to our strong financial position. We have substantial availability under our bank facility which provides us with significant financial flexibility. In addition, we have in place appropriate hedges covering approximately 60% of our gas production across the traditionally weaker summer months, and plan to add hedges for winter production when and as the market provides the opportunity for us to do so at prices which we believe will generate superior results."

Statements concerning debt repayment ability, drilling, exploration, exploitation, development and other plans, expectations concerning production levels, financial flexibility and strength, expected future operating efficiencies, hedging plans and all similar statements or implications are forward looking statements within the meaning of Federal securities laws. Actual results or events may differ materially from these forward looking statements, depending upon a variety of factors, including commodity prices, availability of capital, results of exploration and other drilling, cash flow from operations, costs of materials and labor, availability of equipment, regulatory burdens, opportunities to secure favorable hedges, Company objectives and business judgment and other factors, both within and outside of the Company's control. The Company's forward looking statements are qualified in their entirety by these and other factors more fully set forth on the company's report on Form 10-K filed March 31, 1999.

HS Resources, Inc. is an independent oil and gas exploration and development company with active projects in the D-J Basin, Northern Rocky Mountain and Gulf Coast regions. The common stock of HS Resources, Inc. is traded on the New York Stock Exchange under the symbol "HSE".

Contact:  Theodore Gazulis
          Vice President

          415-433-5795
          tgazulis@hsresources.com

                               HS Resources, Inc.
                           Summary of 1999 Operations

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In Thousands, Except Per Share Data)

                                               Quarter Ended
                                                 March 31,
                                             -----------------
                                              1999      1998
                                             -------   -------
Revenues:
Oil & gas sales                              $36,088   $45,372
Trading and transportation                     9,300    16,324
Other gas revenues                             2,524     1,869
Interest and other income                        156       204
                                             -------   -------
    Total revenues                            48,068    63,769
                                             -------   -------
Expenses:
Production taxes                               2,148     2,998
Lease operating                                6,691     7,146
Cost of trading and transportation             8,982    15,797
DD&A                                          14,198    15,482
Exploratory and abandonment                    2,018       516
Geological and geophysical                     2,022     2,618
General and administrative                     1,409     1,838
Interest                                      10,429    10,781
                                             -------   -------
    Total expenses                            47,897    57,176
                                             -------   -------
Income before provision
  for income taxes                               171     6,593

Provision for income taxes                        65     2,512
                                             -------   -------
Net income                                   $   106   $ 4,081
                                             =======   =======

Net income per share - diluted               $  0.01   $  0.22
                                             =======   =======


Outstanding shares - diluted                  18,419    18,709
                                             =======   =======


Operating cash flow (a)                      $18,409   $25,209
                                             =======   =======



Operating cash flow per share - diluted      $  1.00   $  1.35
                                             =======   =======

(a) Net income before geological and geophysical, exploratory and abandonment, depreciation, depletion and amortization and income taxes.

                            HS Resources, Inc.
                        Summary of 1999 Operations

                  SUMMARY PRODUCTION, PRICE AND COST DATA

                                              Quarter Ended
                                                 March 31,
                                     ---------------------------------
                                                                 %
                                       1999        1998        Change
                                     --------    --------     --------

Production by district (MMcfe):
  D-J Basin and Northern Rockies      16,492      14,693        12%
  Gulf Coast                           1,036         282       267%
  Mid-Continent                            3       3,396      -100%
     Total production (MMcfe)         17,531      18,371        -5%

Period Production:
  Oil (MBbl)                             594         691       -14%
  Gas (MMcf)                          13,967      14,225        -2%
  Equivalent Gas (MMcfe)              17,531      18,371        -5%
  Equivalent Barrels (MBoe)            2,922       3,062        -5%

Daily Production:
  Oil (Bbl)                            6,601       7,676       -14%
  Gas (Mcf)                          155,185     158,055        -2%
  Equivalent Gas (Mcfe)              194,793     204,113        -5%
  Equivalent Barrels (Boe)            32,465      34,019        -5%

Average oil price (Bbl)              $ 12.80     $ 16.96       -25%
Average gas price (Mcf)              $  2.04     $  2.37       -14%
Average price (Mcfe)                 $  2.06     $  2.47       -17%
Average price (Boe)                  $ 12.35     $ 14.82       -17%

Costs:
  G&A per Mcfe                       $  0.08     $  0.10       -20%
  LOE per Mcfe                       $  0.38     $  0.39        -3%
  DD&A per Mcfe                      $  0.81     $  0.84        -4%
  G&A per Boe                        $  0.48     $  0.60       -20%
  LOE per Boe                        $  2.29     $  2.33        -2%
  DD&A per Boe                       $  4.86     $  5.06        -4%
(DD&A includes depreciation
on non oil and gas assets)

                               HS Resources, Inc.
                           Summary of 1999 Operations

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)

                                                    March 31,     December 31,
                                                      1999            1998
                                                    ---------     ------------
Assets

Current assets                                      $  55,073      $  60,265
Oil & gas properties                                  943,818        924,663
Accumulated DD&A                                     (189,409)      (175,729)
Other assets                                           23,283         23,240
                                                    ---------      ---------
Total assets                                        $ 832,765      $ 832,439
                                                    =========      =========



                                                    March 31,     December 31,
                                                      1999            1998
                                                    ---------     ------------

Liabilities and Stockholders' Equity

Current liabilities                                 $  80,362      $  79,164
Bank debt                                             227,000        230,000
9 7/8% Subordinated notes, due 2003                    74,727         74,712
9 1/4% Subordinated notes, due 2006                   230,357        230,205
Other long-term liabilities & deferred revenue         21,430         21,359
Deferred taxes                                         44,203         44,138
Stockholders' equity                                  154,686        152,861
                                                    ---------      ---------
Total liabilities and stockholders' equity          $ 832,765      $ 832,439
                                                    =========      =========

                               HS Resources, Inc.
                           Summary of 1999 Operations

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                                               Quarter Ended
                                                                  March 31,
                                                          -----------------------

                                                            1999          1998
                                                          ---------     ---------
Cash flows from operating activities:
Net income                                                $    106      $  4,081
Depreciation, depletion and amortization                    14,198        15,482
Amortization of deferred charges, debt issue costs
  and deferred compensation                                  1,171           570
Surrendered and expired acreage                                735            --
Transfer treasury stock to 401(k) plan                          --           549
Deferred income tax provision                                   65         2,376
Decrease (increase) in accounts receivable                   1,526        (5,378)
Increase in accounts payable and accrued expenses            5,730         7,871
Decrease in deferred revenue, net                           (2,524)         (783)
Other                                                           14          (713)
                                                          --------      --------
Net cash provided by operating activities                   21,021        24,055
                                                          --------      --------


Cash flows from investing activities:
Exploration, development and leasehold costs               (19,891)      (27,890)
Purchase of unproved and proved properties                      --        (3,075)
Gas gathering and transportation facilities additions          (88)          (17)
Other property additions                                      (125)         (178)
Increase (decrease) in property related payables            (1,937)        5,049
                                                          --------      --------
Net cash used in investing activities                      (22,041)      (26,111)
                                                          --------      --------


Cash flows from financing activities:
Proceeds from debt                                              --         6,000
Repayments of debt                                          (3,000)       (5,000)
Exercise of options                                             --           627
Issuance of common stock                                       611            --
Purchase of treasury stock                                      --        (1,601)
Other                                                           --           294
                                                          --------      --------
Net cash (used in) provided by financing activities         (2,389)          320
                                                          --------      --------

Net decrease in cash and
  cash equivalents                                          (3,409)       (1,736)

Cash and cash equivalents, beginning
  of the period                                              9,659         6,908
                                                          --------      --------

Cash and cash equivalents, end of
  the period                                              $  6,250      $  5,172
                                                          ========      ========

                               HS Resources, Inc.
                           Summary of 1999 Operations


              1999 DEVELOPMENT, EXPLOITATION AND EXPLORATION COSTS
                                 (In Thousands)


                                                      Three Months Ended 3/31/99
                                     ----------------------------------------------------------
                                                              Northern
                                     D-J Basin   Gulf Coast   Rockies       Other       Total
                                     ---------   ----------   --------     -------     -------
 Capitalized Costs
    Land                              $    22     $ 1,140     $    20      $    16     $ 1,198
    Exploration Drilling                   --       3,745         480           --       4,225
    Development Drilling                1,704          --          --           --       1,704
    Recompletions and Refracs          10,929          --         (30)          --      10,899
    Acquisitions                           --          --          --           15          15
    Capitalized Interest & Other        1,551         236          49           14       1,850
                                      -------     -------     -------      -------     -------
    Total Capitalized Costs            14,206       5,121         519           45      19,891
                                      -------     -------     -------      -------     -------

 Costs Charged to Income
      Statement
    Geological & Geophysical              100       1,624         168          129       2,021
    Exploratory Dryholes                   --         453          --           --         453
    Surrendered & Expired Acreage          15         687          33           --         735
    Other Exploratory                      78         648          86           18         830
                                      -------     -------     -------      -------     -------
    Total G&G and Exploration
      Costs                               193       3,412         287          147       4,039
                                      -------     -------     -------      -------     -------

    Total Development,
       Exploitation
       and Exploration Costs          $14,399     $ 8,533     $   806      $   192     $23,930
                                      =======     =======     =======      =======     =======